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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                 CONTACT:   Harry Baxter, 662-680-2410
March 28, 2001                                   Randy Burchfield, 662-680-2216



                            BANCORPSOUTH, INC. ADOPTS
                                AMENDMENT TO ITS
                             SHAREHOLDER RIGHTS PLAN


         TUPELO, Miss. - March 28, 2001 - BancorpSouth, Inc. (NYSE: BXS) announced today that its Board of Directors has adopted amendments to its existing shareholder rights plan. The rights plan is designed to deter coercive takeover tactics, including the accumulation of shares in the open market or through private transactions, and to prevent an acquiror from gaining control of BancorpSouth without offering a fair price to all of BancorpSouth's shareholders. The amendments to the rights plan were adopted in the normal course of updating and extending the rights plan, which was scheduled to expire on April 24, 2001, and not in response to any proposal to acquire BancorpSouth.

         As set forth in the amendment, the Board of Directors extended the term of the rights plan until March 28, 2011. The amendment also increased the price that must be paid to exercise a right under the rights plan to $60.00 per right. The remainder of the amendment largely updated or clarified certain provisions of the rights plan.

         BancorpSouth is a financial services company with total assets of approximately $9.0 billion, and operates 240 banking, mortgage, investment and insurance locations in Mississippi, Tennessee, Alabama, Arkansas, Louisiana and Texas.